LITFUNDING ACHIEVES FIRST PROFITABLE MONTH FOR 2005

LitFunding, LFDG -Morton Reed, the President and CEO of LitFunding USA, announced today that the Company has achieved yet another milestone. Fee revenues in August exceeded operating expenses creating its first monthly operating profit for the year of 2005. In addition, he stated that through its efforts they have decreased monthly operating expenses for the months of July and August over the preceding six months by approximately forty-six percent (46%). LitFunding is a leading provider of non-recourse cash advance funding to law firms and plaintiff's attorneys.

About LitFunding Corporation

LFC, through its wholly owned subsidiary LitFunding USA (the company), remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. The company is in the litigation funding business making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned when the lawsuits so funded are settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed to are repaid to the company.
This press release does not constitute an offer of any securities for sale. Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach definitive agreements with respect to and close the proposed financing discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. In addition, other risks are detailed in the company's periodic reports. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.


 Contact
 LitFunding Corp., Las Vegas
  Michelle DeMuth, 702-317-1610